Exhibit 99.1

Media Contact:	Investor Contact:
Nicole Arena	Seanna Allen
Double Forte	Peet’s Coffee & Tea, Inc.
415.848.8103	510.594.2196
narena@double-forte.com	investorrelations@peets.com

PEET’S COFFEE & TEA, INC. REPORTS THIRD QUARTER 2010 RESULTS,
RAISES 2010 EARNINGS GUIDANCE AND GIVES OUTLOOK FOR FISCAL 2011

EMERYVILLE, Calif. – November 2, 2010 – Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) today announced its third quarter 2010 results for the period ended October 3, 2010, which included 13 weeks.

In this release, the company:

•	Reports third quarter diluted earnings per share of $0.28, an increase of 47% versus the corresponding period last year

•	Reports third quarter net revenue of $80.2 million, an increase of 9% versus the corresponding period last year

•	Raises guidance for full-year diluted earnings per share by $0.03

•	Gives guidance for 2011 diluted earnings per share of $1.53 to $1.60.

For the 13 weeks ended October 3, 2010, net revenue increased 9% to $80.2 million from $73.9 million for the corresponding period last year.

Net income for the quarter increased 52% to $3.8 million, or $0.28 per diluted share, compared to $2.5 million, or $0.19 per diluted share, for the corresponding period last year.

“We made excellent progress this quarter,” said Patrick O’Dea, CEO and president of Peet’s Coffee & Tea. “We drove strong growth in our grocery business and achieved major operating improvement in our stores. It’s a real testament to the strength of our people and to the loyalty of our customers. We’re excited as we enter the holiday season and feel good about our growth plans for 2011.”

Financial and Operating Summary

Retail net revenue increased 4% to $49.8 million for the 13 weeks ended October 3, 2010, from $47.9 million for the corresponding period last year. The increase was solely due to growth in existing stores.

Specialty net revenue increased 17% to $30.4 million compared to $26.0 million for the corresponding period last year. Within the specialty business, grocery sales grew 24%, the foodservice and office business was up 11%, and home delivery sales were flat compared to the same period last year.

Cost of sales and related occupancy costs increased as a percentage of net revenue to 47.5%, compared to 46.4% for the corresponding period last year. The increase from last year was due to higher commodity costs, specifically coffee and milk, and a shift in mix towards grocery, with both Peet’s and Godiva brands, which have lower gross margins than our retail business.

Operating expenses decreased as a percentage of net revenue to 33.1%, compared to 35.2% for the corresponding period last year. The decrease was due primarily to a favorable mix shift to the specialty channel, where operating expenses are lower, and to effective cost management in the retail business.

General and administrative expenses were consistent with last year at $5.7 million, as increases in payroll-related costs were offset by lower marketing expenses.

Depreciation and amortization expense was consistent with last year at $3.9 million as new capital expenditures were offset by newly fully depreciated assets.

Fiscal 2010 Full Year Outlook

Looking ahead, Peet’s raised its earnings guidance for the year based on current results:

•
Diluted earnings per share are now expected to be in the $1.25 to $1.28 range for the 52 weeks ending January 2, 2011. This is a $0.03 increase from prior guidance of $1.22 to $1.25. This estimate includes approximately $1.0 million ($0.05 per diluted share) of expenses related to the subpoena the company received from the Federal Trade Commission (FTC) in connection with the FTC’s anti-trust review of the acquisition of Diedrich Coffee by Green Mountain Coffee Roasters. Excluding the expenses related to the FTC subpoena, Peet’s raised its non-GAAP diluted earnings per share guidance $0.03 per share to $1.30 to $1.33 for fiscal 2010.

Fiscal 2011 Outlook
Looking ahead, Peet’s provided the following fiscal 2011 guidance:

•	Total net revenue is expected to grow 8% to 10%.

•	Diluted earnings per share are expected to be in the range of $1.53 to $1.60.

Peet’s Coffee & Tea, Inc. Q3 2010 Conference Call
The company will host a conference call beginning at 2:00 p.m. PT/5:00 p.m. ET on November 2, 2010, which can be accessed by calling 1-866-748-8653. The call will be simultaneously webcast on Peet’s website at www.peets.com.

A replay of the teleconference will be available from 5:00 p.m. PT/8:00 p.m. ET on November 2, 2010, through 8:59 p.m. PT/11:59 p.m. ET on November 9, 2010, at 1-800-642-1687 or 1-706-645-9291, using access code 16459848. It will also be archived at http://investor.peets.com/medialist.cfm through November 2, 2011, at 8:59 p.m. PT/11:59 ET.

ABOUT PEET’S COFFEE & TEA, INC.
Peet's Coffee & Tea, Inc., (PEET), is the premier specialty coffee and tea company in the United States. The company was founded in 1966 in Berkeley, Calif. by Alfred Peet. Peet was an early tea authority who later became widely recognized as the grandfather of specialty coffee in the U.S. Today, Peet’s Coffee & Tea offers superior quality coffees and teas in multiple forms, by sourcing the best quality coffee beans and tea leaves in the world, adhering to strict high quality and taste standards, and controlling product quality through its unique direct store delivery selling and merchandising system. Peet’s is committed to strategically growing its business through many channels while maintaining the extraordinary quality of its coffees and teas. For more information about Peet's Coffee & Tea, Inc., visit www.peets.com.

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This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to 2010 earnings per diluted share and 2011 forecasted net revenue and earnings per diluted share. Forward-looking statements are based on management’s beliefs, as well as assumptions made by and information currently available to management, including financial and operational information, the company’s stock price volatility, commodity price expectations, and current competitive conditions. As a result, these statements are subject to various risks and uncertainties. The company’s actual results could differ materially from those set forth in forward-looking statements depending on a variety of factors including, but not limited to, general economic conditions, including the recent recession and its ongoing negative impact on consumer spending; volatility of commodity costs; the outcome of the current wage and hour litigation involving the company and potential future claims and litigation involving the company, and the company’s ability to manage its expenses related to such claims and litigation; the company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the availability and cost of high-quality Arabica coffee beans; consumers’ tastes and preferences; and competition in its market as well as other risk factors as described more fully in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended January 3, 2010. These factors may not be exhaustive. The company operates in a continually changing business environment, and new risks emerge from time to time. Any forward-looking statements speak only as of the date of this press release.

PEET’S COFFEE & TEA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share amounts)

	October 3,	January 3,
	2010	2010

ASSETS

Current assets
Cash and cash equivalents	$28,551	$47,934
Accounts receivable, net	13,668	15,209
Inventories	40,360	25,936
Deferred income taxes - current	3,550	3,592
Prepaid expenses and other	8,195	5,863
Total current assets	94,324	98,534

Property, plant and equipment, net	98,819	103,494
Other assets, net	2,164	2,775

Total assets	$195,307	$204,803

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and other accrued liabilities	$12,184	$13,669
Accrued compensation and benefits	7,964	10,832
Deferred revenue	5,434	6,845
Total current liabilities	25,582	31,346

Deferred income taxes - non current	279	321
Deferred lease credits	7,097	7,059
Other long-term liabilities	1,372	1,021
Total liabilities	34,330	39,747

Shareholders' equity
Common stock, no par value; authorized 50,000,000 shares;
issued and outstanding:12,773,000 and 13,104,000 shares	76,906	92,054
Retained earnings	84,071	73,002

Total shareholders' equity	160,977	165,056

Total liabilities and shareholders' equity	$195,307	$204,803

PEET’S COFFEE & TEA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Thirteen weeks ended		Thirty-nine weeks ended
	October 3,	September 27,	October 3,	September 27,
	2010	2009	2010	2009

Retail stores	$49,791	$47,863	$150,422	$144,686
Specialty sales	30,417	26,042	91,758	74,889
Net revenue	80,208	73,905	242,180	219,575

Cost of sales and related occupancy expenses	38,138	34,291	113,054	99,812
Operating expenses	26,526	26,003	81,301	76,676
Transaction related expenses	-	49	970	128
General and administrative expenses	5,745	5,770	17,669	17,782
Depreciation and amortization expenses	3,947	3,962	11,844	11,200
Total costs and expenses from operations	74,356	70,075	224,838	205,598

Income from operations	5,852	3,830	17,342	13,977

Interest income, net	2	(15)	6	111

Income before income taxes	5,854	3,815	17,348	14,088

Income tax provision	2,091	1,346	6,279	5,158

Net income	$3,763	$2,469	$11,069	$8,930

Net income per share:
Basic	$0.29	$0.19	$0.85	$0.69
Diluted	$0.28	$0.19	$0.81	$0.67

Shares used in calculation of net income per share:
Basic	12,847	12,976	13,094	12,977
Diluted	13,425	13,343	13,706	13,267

PEET’S COFFEE & TEA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Thirty-nine weeks ended
	October 3,	September 27,
	2010	2009

Cash flows from operating activities:
Net income	$11,069	$8,930
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	13,456	12,790
Amortization of interest purchased	-	36
Stock-based compensation	2,457	2,277
Excess tax benefit from exercise of stock options	(1,579)	(275)
Tax benefit from exercise of stock options	1,311	119
Loss on disposition of assets and asset impairment	110	184
Deferred income taxes	-	(72)
Changes in other assets and liabilities:
Accounts receivable, net	1,541	1,242
Inventories	(14,424)	(4,440)
Prepaid expenses and other current assets	(2,332)	(836)
Other assets	26	185
Accounts payable, accrued liabilities and deferred revenue	(6,249)	(1,904)
Deferred lease credits and other long-term liabilities	389	829
Net cash provided by operating activities	5,775	19,065

Cash flows from investing activities:
Purchases of property, plant and equipment	(8,396)	(11,908)
Proceeds from sales of property, plant and equipment	17	-
Changes in restricted investments	558	878
Proceeds from sales and maturities of marketable securities	-	8,507
Purchases of marketable securities	-	(371)
Net cash used in investing activities	(7,821)	(2,894)

Cash flows from financing activities:
Net proceeds from issuance of common stock	9,315	2,365
Purchase of common stock	(28,231)	(6,564)
Excess tax benefit from exercise of stock options	1,579	275
Net cash used in financing activities	(17,337)	(3,924)

(Decrease) increase in cash and cash equivalents	(19,383)	12,247
Cash and cash equivalents, beginning of period	47,934	4,719

Cash and cash equivalents, end of period	$28,551	$16,966

Non-cash investing activities:
Capital expenditures incurred, but not yet paid	$641	$716
Other cash flow information:
Cash paid for income taxes	5,402	5,023

SEGMENT REPORTING
(Unaudited, dollars in thousands)

	Retail		Specialty		Unallocated	Total
		Percent		Percent			Percent
		of Net		of Net			of Net
	Amount	Revenue	Amount	Revenue		Amount	Revenue

For the thirteen weeks ended October 3, 2010
Net revenue	$49,791	100.0%	$30,417	100.0%		$80,208	100.0%
Cost of sales and occupancy	22,082	44.3%	16,056	52.8%		38,138	47.5%
Operating expenses	20,457	41.1%	6,069	20.0%		26,526	33.1%
Depreciation and amortization	2,825	5.7%	426	1.4%	$696	3,947	4.9%
Segment operating income	4,427	8.9%	7,866	25.9%	(6,441)	5,852	7.3%

For the thirteen weeks ended September 27, 2009
Net revenue	$47,863	100.0%	$26,042	100.0%		$73,905	100.0%
Cost of sales and occupancy	21,179	44.2%	13,112	50.3%		34,291	46.4%
Operating expenses	20,488	42.8%	5,515	21.2%		26,003	35.2%
Depreciation and amortization	2,907	6.1%	463	1.8%	$592	3,962	5.4%
Segment operating income	3,289	6.9%	6,952	26.7%	(6,411)	3,830	5.2%

For the thirty-nine weeks ended October 3, 2010
Net revenue	$150,422	100.0%	$91,758	100.0%		$242,180	100.0%
Cost of sales and occupancy	65,700	43.7%	47,354	51.6%		113,054	46.7%
Operating expenses	61,938	41.2%	19,363	21.1%		81,301	33.6%
Depreciation and amortization	8,441	5.6%	1,315	1.4%	$2,088	11,844	4.9%
Segment operating income	14,343	9.5%	23,726	25.9%	(20,727)	17,342	7.2%

For the thirty-nine weeks ended September 27, 2009
Net revenue	$144,686	100.0%	$74,889	100.0%		$219,575	100.0%
Cost of sales and occupancy	62,930	43.5%	36,882	49.2%		99,812	45.5%
Operating expenses	60,417	41.8%	16,259	21.7%		76,676	34.9%
Depreciation and amortization	8,449	5.8%	1,325	1.8%	$1,426	11,200	5.1%
Segment operating income	12,890	8.9%	20,423	27.3%	(19,336)	13,977	6.4%